Exhibit 5.1

June 18, 2014

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Golden Star Resources Ltd. (Golden Star) of our report dated February 19, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Golden Star, which appears in Golden Star’s Form 40-F filed with the SEC on March 25, 2014. We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” in such Registration Statement.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.